Exhibit 99.1

SUNLIGHT FINANCIAL LLC, A PREMIER
RESIDENTIAL SOLAR FINANCING PLATFORM,
TO LIST ON NYSE THROUGH MERGER WITH
APOLLO-AFFILIATED SPARTAN ACQUISITION CORP. II

Sunlight and Apollo-Affiliated Spartan Acquisition Corp. II (NYSE: SPRQ) Enter Into Business Combination Agreement

Institutional Investors Led By Chamath Palihapitiya, Coatue, Funds and Accounts Managed by BlackRock, Franklin Templeton and Neuberger Berman Commit to Invest $250 Million at Closing in Common Stock PIPE at $10.00 per Share

Pro Forma Implied Equity Value of the Combined Company is Approximately $1.3 Billion

Webcast Scheduled for Today at 9:00 AM Eastern

NEW YORK AND CHARLOTTE – January 25, 2021 – Sunlight Financial LLC (“Sunlight”), a premier U.S. residential solar financing platform, and Spartan Acquisition Corp. II (NYSE: SPRQ) (“Spartan”), a publicly-traded special purpose acquisition company sponsored by funds managed by an affiliate of Apollo Global Management, Inc. (NYSE: APO) (together with its consolidated subsidiaries, “Apollo”), today announced that they have entered into a definitive agreement for a business combination that will result in Sunlight becoming a publicly listed company.

Upon closing of the transaction, the combined public company will be named Sunlight Financial Holdings Inc. Sunlight Financial LLC will be the new public holding company’s sole operating subsidiary and Sunlight’s existing management team will continue to lead the business.

Sunlight Overview

Sunlight is a B2B2C fintech platform that provides residential solar contractors with seamless point-of-sale (“POS”) financing capabilities and delivers unique, attractive assets to capital providers. Through its proprietary technology and deep contractor network, Sunlight offers instant credit decisions and affordable solar loans to homeowners nationwide. Sunlight prides itself on creating value for all constituents it serves – solar contractors, capital providers, and consumers.

Residential solar is a multibillion-dollar market at the forefront of the fast-growing clean energy industry. To date, Sunlight has funded over $3.5 billion of loans through its proprietary platform. Sunlight’s best-in-class underwriting has delivered the industry’s strongest-performing residential solar loans to its funding partners. As a tech-enabled solar financing provider, Sunlight is committed to strong environmental, social and governance (“ESG”) principles. Sunlight has arranged financing for more than an estimated 100,000 residential solar systems, which will produce over 500 megawatts of solar-generated electricity and avoid more than 10 million metric tons of carbon dioxide emissions.

Sunlight’s existing investors include Tiger Infrastructure Partners, FTV Capital, and founder Hudson Sustainable Group.

Management Comments

“Sunlight partners with contractors and capital providers to accelerate the United States’ transition to a clean energy future,” said Matt Potere, Chief Executive Officer of Sunlight. “We are proud to have built a profitable, capital-light company that generates significant free cash flow and is poised for strong, sustainable growth. Our proprietary technology platform offers contractors robust tools to sell more solar systems and consumers a fast, fully-digital, and frictionless experience. Our risk management drives industry-low credit losses and results in strong risk-adjusted returns for capital providers. This, in turn, reduces our cost of capital and facilitates the deployment of financial products that help contractors grow.”

“I am grateful for the support of Sunlight’s major equityholders and the value they bring to our areas of core competence, and they will remain our largest shareholders following closing. Our original institutional equityholder, Tiger Infrastructure, is a growth-oriented infrastructure investor that brings a wealth of solar energy expertise. FTV Capital, our most recent equityholder, is a leading financial services growth investor, with a track record in specialty finance and scaling innovative, high-growth companies. Our team is thrilled to now team up with Spartan and Apollo,” added Mr. Potere. “Apollo is one of the preeminent financial institutions in the world and shares our vision for a sustainable future. In strengthening our balance sheet and accessing Apollo’s strategic support through this business combination, we expect to continue to scale the Sunlight platform to sustain and accelerate both revenue and earnings growth, and further establish our business as the premier point-of-sale financing platform for residential solar contractors and customers.”

“Spartan and Apollo are committed to being ESG leaders. We are excited to team up with Sunlight to enable the energy transition by providing affordable, responsible financing for customers to own their residential solar systems,” said Geoffrey Strong, CEO of Spartan and Senior Partner, Co-head of Infrastructure and Natural Resources at Apollo. “Matt and the Sunlight team have built an outstanding, proprietary fintech platform to pursue that mission. The business has substantial operating leverage, which well prepares Sunlight to grow and profit for years to come.”

Sunlight Highlights

●	Leading POS platform through which over $3.5 billion of loans have been originated in the rapidly growing residential solar market
●	Proprietary, scalable and highly-rated Orange® technology platform provides more than 14,000+ users a seamless experience, with instant credit decision making and automated loan underwriting, processing and funding
●	Diversified mix of more than 800 solar and home improvement contractors, including national, regional and local installers and contractors
●	Industry-leading credit quality and loan performance with industry-low credit losses

●	Broad and diverse network of capital providers that have consistently extended and upsized their commitments
●	Profitable – strong free cash flow, strong operating leverage and expanding margins
●	Robust risk management and compliance underpin stellar portfolio performance for premier capital providers
●	Strong management team with expertise in specialty finance, fintech and renewable energy

Transaction Highlights

The business combination reflects an estimated implied pro forma equity value at closing of $1.3 billion. In connection with the transaction, investors led by Chamath Palihapitiya, Coatue, funds and accounts managed by BlackRock, Franklin Templeton and accounts advised by Neuberger Berman Investment Advisers LLC have committed to invest $250 million in a private purchase of Spartan’s Class A Common Stock at $10.00 per share immediately prior to the closing of the transaction.

Upon the closing of the transaction, existing Sunlight equityholders are expected to own approximately 50% of the combined company, Spartan stockholders are expected to own approximately 26%, and PIPE participants are expected to own approximately 19%. The pro forma board will include nominees from existing Sunlight equityholders Tiger Infrastructure Partners and FTV Capital, nominees from Spartan, and independent directors to be nominated before closing.

The Boards of Directors of each of Spartan and Sunlight have unanimously approved the transaction. The transaction will require the approval of the stockholders of Spartan and equityholders of Sunlight, the effectiveness of a registration statement to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the transaction, satisfaction of the conditions stated in the definitive agreement and other customary closing conditions. The transaction is expected to close in the second quarter of 2021.

Advisors

Citi acted as exclusive financial advisor to Sunlight. Credit Suisse, Citi and Cowen acted as PIPE placement agents to Spartan. Hunton Andrews Kurth LLP acted as the legal advisor to Sunlight, Vinson & Elkins L.L.P. acted as the legal advisor to Spartan, Latham & Watkins LLP acted as the legal advisor to the placement agents, and Gibson Dunn & Crutcher LLP advised a transaction committee of the Board of Directors of Spartan.

Webcast Information

Investors may listen to a pre-recorded webcast regarding the proposed business combination later today at 9:00 am ET. Please visit Sunlight’s investor relations website sunlightfinancial.com/investors to access the webcast – a replay will be available shortly after the webcast’s completion and on Spartan’s website at spartanspacii.com.

Investor Presentation

An investor presentation will be available at sunlightfinancial.com/investors and filed with the SEC as an exhibit to a Current Report on Form 8-K prior to the call, and available on the SEC website at www.sec.gov.

Dial-in Information

The pre-record may also be accessed by dialing (877) 407-4018 for domestic callers or (201) 689-8471 for international callers. Once connected with the operator, please provide the conference ID of “13715622.”

A replay of the pre-record will also be available today from 11:00 am ET to 11:59 pm ET on February 8, 2021. To access the replay, the domestic toll-free access number is (844) 512-2921 and participants should provide the conference ID of “13715622.”

About Sunlight Financial LLC

Sunlight Financial is a point-of-sale finance company. Sunlight partners with contractors nationwide to provide homeowners with financing for the installation of residential solar systems and other home improvement upgrades. Sunlight’s best-in-class technology and deep credit expertise simplify and streamline consumer finance, ensuring a fast and frictionless process for both contractors and homeowners. For more information, visit www.sunlightfinancial.com.

About Spartan Acquisition Corp. II

Spartan Acquisition Corp. II (NYSE: SPRQ) is a special purpose acquisition entity focused on the energy value chain in North America and was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Spartan is sponsored by Spartan Acquisition Sponsor II LLC, which is owned by a private investment fund managed by an affiliate of Apollo Global Management, Inc. (“Apollo”) (NYSE: APO). For more information, please visit www.spartanspacii.com.

About Tiger Infrastructure Partners

Tiger Infrastructure Partners is a middle-market private equity firm that invests in growing infrastructure platforms. Tiger Infrastructure targets investments in communications, energy transition, transportation, and related sectors, primarily located in North America and Europe. For more information, visit www.tigerinfrastructure.com.

About FTV Capital

FTV Capital is a growth equity investment firm that has raised nearly $4 billion to invest in high-growth companies offering a range of innovative solutions in three sectors: enterprise technology and services, financial services, and payments and transaction processing. FTV’s experienced team leverages its domain expertise and proven track record in each of these sectors to help motivated management teams accelerate growth. FTV also provides companies with access to its Global Partner Network®, a group of the world’s leading enterprises and executives who have helped FTV portfolio companies for two decades. FTV has offices in San Francisco and New York. For more information, please visit www.ftvcapital.com.

Forward-Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Spartan’s proposed business combination of Sunlight, Spartan’s ability to consummate the transaction, the benefits of the transaction and the combined company’s future financial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Spartan and Sunlight disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Spartan and Sunlight caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of either Spartan or Sunlight. In addition, Spartan and Sunlight caution you that the forward-looking statements contained in this press release are subject to the following factors: (i) the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the agreements related thereto; (ii) the outcome of any legal proceedings that may be instituted against Spartan or Sunlight following announcement of the transactions; (iii) the inability to complete the business combination due to the failure to obtain approval of the shareholders of Spartan, or other conditions to closing in the transaction agreement; (iv) the risk that the proposed business combination disrupts Spartan’s or Sunlight’s current plans and operations as a result of the announcement of the transactions; (v) Sunlight’s ability to realize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of Sunlight to grow and manage growth profitably following the business combination; (vi) costs related to the business combination; (vii) changes in applicable laws or regulations; and (viii) the possibility that Sunlight may be adversely affected by other economic, business, and/or competitive factors. Should one or more of the risks or uncertainties described in this press release, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Spartan’s periodic filings with the Securities and Exchange Commission (the “SEC”), including Spartan’s prospectus filed with the SEC on November 27, 2020. Spartan’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Important Information for Investors and Shareholders

In connection with the proposed business combination, Spartan will file a registration statement on Form S-4 (the “Form S-4”) with the SEC. The Form S-4 will include a proxy statement/prospectus of Spartan. Additionally, Spartan will file other relevant materials with the SEC in connection with the business combination. Copies may be obtained free of charge at the SEC’s web site at www.sec.gov. Security holders of Spartan are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting decision with respect to the proposed business combination because they will contain important information about the business combination and the parties to the business combination. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

Spartan and its directors and officers may be deemed participants in the solicitation of proxies of Spartan’s shareholders in connection with the proposed business combination. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Spartan’s executive officers and directors in the solicitation by reading Spartan’s prospectus filed with the SEC on November 27, 2020, and the proxy statement and other relevant materials filed with the SEC in connection with the business combination when they become available. Information concerning the interests of Spartan’s participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, will be set forth in the proxy statement relating to the business combination when it becomes available.

Contacts

Sunlight Financial LLC

Investor Relations

Garrett Edson, ICR

investors@sunlightfinancial.com

888.315.0822

Public Relations

Doug Donsky / Brian Ruby, ICR

media@sunlightfinancial.com

646.677.1844

Apollo Global Management, Inc./Spartan Acquisition Corp. II

For investors please contact:

Peter Mintzberg

Head of Investor Relations

Apollo Global Management, Inc.

+1 212 822 0528

APOInvestorRelations@apollo.com

For media inquiries please contact:

Joanna Rose

Global Head of Corporate Communications

Apollo Global Management, Inc.

+1 212 822 0491

Communications@apollo.com